EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2007, included in the Annual Report on Form 10-K of Infinity Energy Resources, Inc. (the “Company”) for the fiscal year ended December 31, 2007 and in the Company’s Registration Statements Nos. 333-137889, 333-133071, 333-130766, 333-128622, 333-96671, 333-69292, 333-112849, 333-121648, 333-122702, 333-52742 and 333-15723 on Form S-3, and in the Company’s Registration Statements Nos. 333-127934, 333-31950, 333-117390, 333-107838, 333-96691, 333-71590 and 333-44898 on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C. H. (Scott) Rees III, P.E.
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 28, 2008